Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 1st day of March, 2008 (the “Effective Date”), by and between Kindred Healthcare Operating, Inc., a Delaware corporation (the “Company”), and Frank J. Battafarano (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is employed by the Company, a wholly-owned subsidiary of Kindred Healthcare, Inc. (“Parent”), and the parties hereto desire to provide for the terms of Executive’s employment by the Company; and

WHEREAS, the Company has determined that it is in the best interests of the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Employment. The Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company on the terms and conditions herein set forth. The term of this Agreement shall be for a three-year period commencing on the Effective Date (the “Term”), subject to earlier termination as provided in Section 6 hereof.

2. Duties. Executive is engaged by the Company as Chief Operating Officer of Kindred Healthcare, Inc., reporting directly to Paul J. Diaz, President and Chief Executive Officer.

3. Extent of Services. Executive, subject to the direction and control of the Board of Directors of the Parent (the “Board”) and the Company, shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder. During the Term, Executive shall devote his entire working time, attention, labor, skill and energies to the business of the Company, and shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

4. Compensation. As compensation for services hereunder rendered, Executive shall receive during the Term:

(a) A base salary of $650,000 per year (“Base Salary”) payable in equal installments in accordance with the Company’s normal payroll procedures. Executive may receive increases in his Base Salary from time to time, as approved by the Board in its sole discretion.

(b) During the Term, in addition to Base Salary, Executive will be eligible to participate in the Company’s short-term and long-term incentive plans, as such plans may be in effect from time to time. The Executive’s full-year target under the short-term incentive plan is 75% of Base Salary (the “Target Bonus”) (but the actual percentage awarded could be higher or lower in accordance with the terms of the relevant plan). The Executive’s full-year target under the long-term incentive plan is 45% of Base Salary (the “Target Long-Term Bonus”) (but the actual percentage awarded could be higher or lower in accordance with the terms of the relevant plan).

5. Benefits.

(a) Executive shall be entitled to participate in any and all pension benefit (whether tax qualified or non-qualified), welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for officers of the Company and its affiliates following the Company’s standard waiting periods, if any.

(b) Executive shall be entitled to participate in such bonus, stock option, or other incentive compensation plans of the Company and its affiliates in effect from time to time for officers of the Company.

(c) Executive shall be entitled to earn paid time off each year up to a maximum of 208 hours per year, subject to the Company’s policies, as in effect from time to time. The Executive shall schedule the timing of such paid time off in a reasonable manner. The Executive also may be entitled to such other leave, with or without compensation, as shall be mutually agreed by the Company and Executive.

(d) Executive may incur reasonable expenses for promoting the Company’s business, including expenses for entertainment, travel and similar items. The Company shall reimburse Executive for all such reasonable expenses in accordance with the Company’s reimbursement policies and procedures, as may be in effect from time to time.

6. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Term. If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below) it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive’s absence from his full-time duties hereunder for a period of 90 days due to disability as defined in the long-term disability plan provided to Executive by the Company.

(b) Cause. The Company may terminate Executive’s employment during the Term for Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Executive of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving the Executive and his attorney an opportunity to be heard by the Board. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c) Good Reason. Executive’s employment may be terminated by Executive for Good Reason. “Good Reason” shall exist upon the occurrence, without Executive’s express written consent, of any of the following events:

(1) a material adverse change in Executive’s authority, duties or responsibilities (other than any such change directly attributable to the fact that the Company is no longer publicly owned);

(2) the Company shall materially reduce the Base Salary or annual bonus opportunity of Executive;

(3) a material reduction of Executive’s benefits and perquisites (other than pursuant to a uniform reduction applicable to all similarly situated executives of the Company) that constitutes a material breach by the Company of this Agreement;

(4) the Company shall require Executive to relocate Executive’s principal business office more than 30 miles, provided that the Executive and the Company acknowledge that Executive’s principal business office is 680 South Fourth Street, Louisville, Kentucky 40202; or

(5) a failure of the Company to obtain the assumption of this Agreement as contemplated by Section 9(c) that constitutes a material breach by the Company of this Agreement.

For purposes of this Agreement, “Good Reason” shall not exist until after Executive has given the Company notice of the applicable event within 90 days of the initial occurrence of such event and which is not remedied within 30 days after receipt of written notice from Executive specifically delineating such claimed event and setting forth Executive’s intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such 30-day period and the Company commences reasonable steps within such 30-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute “Good Reason” provided that such event is remedied within 60 days after receipt of such written notice.

(d) Expiration of the Term. In the event the Executive is an employee of the Company on the third anniversary of the Effective Date, the Executive’s employment with the Company shall terminate as of such date and shall, for purposes of this Agreement, be deemed a termination by the Company other than for Cause.

(e) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than thirty days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if Executive’s employment is terminated by the Company other than for Cause (other than as set forth in Section 6(d) hereof) or Disability, or Executive resigns without Good Reason, the Date of Termination shall be the date on which the Company or Executive notified Executive or the Company, respectively, of such termination, (iii) if Executive’s employment is terminated as a result of the expiration of the Term as provided for in Section 6(d) hereof, the third anniversary of the Effective Date and (iv) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

7. Obligations of the Company Upon Termination. Following the termination of Executive’s employment hereunder for any reason, the Company shall pay Executive his Base Salary through the Date of Termination and any amounts owed to Executive pursuant to the terms and conditions of the benefit plans and programs of the Company at the time such payments are due. In addition, subject to Section 7(e) hereof and the conditions set forth below, Executive shall be entitled to the following additional payments:

(a) Death or Disability. If, during the Term, Executive’s employment shall terminate by reason of Executive’s death or Disability, the Company shall pay to Executive (or his designated beneficiary or estate, as the case may be) an amount equal to the product of (i) the annual bonus to which the Executive would have been entitled for the year of termination of employment had Executive’s employment with the Company not been terminated, as determined in accordance with Section 4(b) hereof, if any, multiplied by (ii) a fraction, the numerator of which is the number of days in the period beginning on the first day of the calendar year in which such termination occurs and ending on the Date of Termination and the denominator of which is 365. Such amount shall be paid on the date when such amounts would otherwise have been payable to the Executive if Executive’s employment with the Company had not terminated, as determined in accordance with the terms and conditions of the applicable short-term incentive plan.

(b) Good Reason; Other than for Cause. If the Company shall terminate Executive’s employment other than for Cause (including for this purpose, any termination pursuant to Section 6(d) hereof, but excluding a termination of employment for Disability), or the Executive shall terminate his employment for Good Reason:

(1) Within 14 days of Executive’s Date of Termination, the Company shall pay to Executive, in a lump sum, an amount equal to the Base Salary Executive would have received during the period commencing on the Date of Termination and ending on the conclusion of the Term (the “Term Remainder”) had Executive remained an employee of the Company for the duration of such period.

(2) Within 14 days of Executive’s Date of Termination, the Company shall pay to Executive, in a lump sum, an amount equal to the product of (i) the number of calendar years, the conclusion of which falls within the Term Remainder, and (ii) the Target Bonus.

(3) To the extent not yet paid, the Company shall pay to Executive any amounts earned by the Executive prior to the Date of Termination under the Company’s long-term incentive plan. Such amount shall be paid on the same schedule and in the same manner as if the Executive had remained employed with the Company through settlement of such long-term incentive award, as determined in accordance with the terms and conditions of the Company’s long-term incentive plan.

(4) In the event (i) the Executive’s Date of Termination occurs after the second anniversary of the Effective Date and (ii) as of Executive’s Date of Termination, Executive has not earned a long-term incentive bonus in respect of the calendar year 2010 under the Company’s long-term incentive plan other than as a result of failure to achieve the performance objectives established with respect to the 2010 performance period, the Company shall pay to Executive an amount equal to the Target Long-Term Bonus in respect of calendar year 2010. Such amount shall be paid on the same schedule and in the same manner as if the Executive had remained employed with the Company through settlement of such long-term incentive award (and for these purposes, assuming such long-term incentive amount was earned in respect of the third calendar year of the Term), as determined in accordance with the terms and conditions of the Company’s long-term incentive plan.

(5) In the event the Executive’s Date of Termination occurs (A) prior to or on the second anniversary of the Effective Date, for the Term Remainder, or (B) after the second anniversary of the Effective Date, for a period of thirty-eight months, following the Date of Termination, the Executive shall be treated as if he had continued to be an Executive for all purposes under the Parent’s Health Insurance Plan and Dental Insurance Plan; or if the Executive is prohibited from participating in such plan, the Company or Parent shall otherwise provide such benefits. Executive shall be responsible for any employee contributions for such insurance coverage. Following this 38-month period, , the Executive shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA (“COBRA Benefits”), by treating the end of this 38-month period as the applicable qualifying event (i.e. as a termination of employment for purposes of ERISA Section 603(2)) and with the concurrent loss of coverage occurring on the same date, to the extent allowed by law.

(6) In the event the Executive’s Date of Termination occurs (A) prior to or on the second anniversary of the Effective Date, for the Term Remainder, or (B) after the second anniversary of the Effective Date, for a period of thirty-eight months, following the Date of Termination, Parent shall maintain in force, at its expense, the Executive’s life insurance in effect under the Parent’s voluntary life insurance benefit plan as of the Date of Termination. Executive shall be responsible for any employee contributions for such insurance coverage. For purposes of clarification, the portion of the premiums in respect of such voluntary life insurance for which Executive and Parent are responsible, respectively, shall be the same as the portion for which Executive and Parent are responsible, respectively, immediately prior to the Date of Termination.

(7) In the event the Executive’s Date of Termination occurs (A) prior to or on the second anniversary of the Effective Date, for the Term Remainder, or (B) after the second anniversary of the Effective Date, for a period of thirty-eight months, following the Date of Termination, the Company or Parent shall provide short-term and long-term disability insurance benefits to Executive equivalent to the coverage that the Executive would have had he remained employed under the disability insurance plans applicable to Executive on the Date of Termination. Executive shall be responsible for any employee contributions for such insurance coverage. Should Executive become disabled during the applicable continuation period, Executive shall be entitled to receive such benefits, and for such duration, as the applicable plan provides. For purposes of clarification, the portion of the premiums in respect of such short-term and long-term disability benefits for which Executive and Parent are responsible, respectively, shall be the same as the portion for which Executive and Parent are responsible, respectively, immediately prior to the Date of Termination.

(8) To the extent not already vested pursuant to the terms of such plan, the Executive’s interests under the Parent’s retirement savings plan shall be automatically fully (i.e., 100%) vested, without regard to otherwise applicable percentages for the vesting of employer matching contributions based upon the Executive’s years of service with the Company.

(9) In the event the Executive’s Date of Termination occurs (A) prior to or on the second anniversary of the Effective Date, for the Term Remainder, or (B) after the second anniversary of the Effective Date, for a period of three-years following the Date of Termination, any outstanding, unvested stock options, performance units or shares of restricted stock held by Executive on the Date of Termination shall continue to vest as originally scheduled (the “Tail Vesting Period”) as if Executive had remained an employee of the Company through the end of such period. In addition, Executive shall have the right to continue exercise any such options during the applicable Tail Vesting Period; provided that in no event shall the Executive be entitled to exercise any such option beyond the original expiration date of such option.

(10) Parent shall adopt such amendments to its benefit plans referred to in this Agreement, if any, as are necessary to effectuate the provisions of this Agreement. To the extent an applicable plan cannot be so amended due to nondiscrimination or other requirements applicable to the plan, Parent shall adopt or implement an alternative written plan or program to accomplish this purpose.

(11) Notwithstanding anything in this Agreement to the contrary, in no event shall the provision of in-kind benefits pursuant to this Section 7 during any taxable year of Executive affect the provision of in-kind benefits pursuant to this Section 7 in any other taxable year of Executive.

(c) Cause; Other than for Good Reason. If Executive’s employment shall be terminated for Cause or Executive terminates employment without Good Reason (and other than due to such Executive’s death) during the Term, this Agreement shall terminate without further additional obligations to Executive under this Agreement.

(d) Death after Termination. In the event of the death of Executive during the period Executive is receiving payments pursuant to this Agreement, Executive’s designated beneficiary shall be entitled to receive the balance of the payments owed to the Executive hereunder; or in the event of no designated beneficiary, the remaining payments shall be made to Executive’s estate.

(e) General Release of Claims: Notwithstanding anything herein to the contrary, the payments in Section 7 hereof are subject to the condition that Executive has delivered to the Company an executed copy of a general release of claims in a form satisfactory to the Company within 60 days after the Executive’s separation from service and any payment that otherwise would be made within such 60-day period pursuant to this Section 7 shall by paid at the expiration of such 60-day period.

(f) Specified Employee. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s separation from service Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payments to which Executive would otherwise be entitled during the first six months following his separation from service shall be deferred and accumulated (without any reduction in such payments or benefits ultimately paid or provided to Executive) for a period of six months from the date of separation from service and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of the Executive’s death).

8. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all reasonable attorneys’ and accountants’ fees of the Executive in connection therewith, including any litigation to enforce any arbitration award.

9. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company, its Parent and their successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive’s services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Other Severance Benefits. Executive hereby agrees that in consideration for the payments to be received under this Agreement, Executive waives any and all rights to any payments or benefits under any severance plans or arrangements of the Company or its affiliates that specifically provide for severance payments, other than the Change in Control Severance Agreement between the Company and Executive (the “Change in Control Severance Agreement”); provided that any payments payable to Executive hereunder, other than those payments and benefits provided for under Section 7(b)(3) and Section 7(b)(4) hereof, shall be offset by any payments payable under the Change in Control Severance Agreement.

11. Withholding. All payments to be made to Executive hereunder will be subject to all applicable required withholding of taxes.

12. No Mitigation. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such compensation. Further, the Company’s and Parent’s obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company or Parent may have against Executive or others.

13. Non-Competition; Non-solicitation.

(a) From the Effective Date until the Date of Termination and for a period of one year after the Date of Termination (the “Restricted Period”), Executive shall not directly or indirectly, individually or on behalf of any person other than the Company,

(1) own, operate, manage or otherwise engage in a Competitive Business or enter the employ of, or render any services to, any Competitive Business (or any division thereof). For purposes of this Agreement, “Competitive Business” means any individual, corporation, partnership, limited liability company, business or other entity, whether for profit or not-for-profit, which engages or attempts to engage, in the operation, management, or ownership of any business or other endeavor, in any way similar or identical to the business, operations, or services that the Company or any of its affiliates currently, or at any time during the Term, operates, manages, owns or provides, or has specific plans to do so; provided, however, that the term “Competing Business” shall exclude Executive’s ownership of up to five percent (5%) of the securities of a company publicly traded on a national securities exchange acquired in open market transactions;

(2) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the Effective Date) between the Company or any of its affiliates and customers, clients, suppliers partners, members or investors of the Company or any of its affiliates of which it is reasonable to expect that Executive is aware; or

(3) aid or endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliates in order to accept employment with Executive or any other person, corporation, limited liability company, partnership, sole proprietorship or other entity; provided, however, that nothing in this Section 13(a)(3) shall prevent Executive from soliciting any person who responds to a general media advertisement or solicitation.

(b) If the restrictions set forth in this section would otherwise be determined to be invalid or unenforceable by a court of competent jurisdiction, the parties intend and agree that such court shall exercise its discretion in reforming the provisions of this Agreement to the end that the Executive will be subject to a non-competition or non-solicitation covenant, as applicable, which is reasonable under the circumstances and enforceable by the Company. It is agreed that no adequate remedy at law exists for the parties for violation of this section and that this section may be enforced by any equitable remedy, including specific performance and injunction, without limiting the right of the Company to proceed at law to obtain such relief as may be available to it. The running of the Restricted Period shall be tolled for any period of time during which Executive is in violation of any covenant contained herein, for any reason whatsoever. This Section 13 shall survive this Agreement.

14. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

If to Executive:

Frank J. Battafarano

680 South Fourth Street

Louisville, KY 40202

If to Company:

Kindred Healthcare Operating, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: General Counsel

15. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

16. Entire Agreement; Amendment. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and such officer of the Company specifically designated by the Board.

17. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

18. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20. Survival. Any provision of this Agreement creating obligations extending beyond the Term of this Agreement shall survive the expiration or termination of this Agreement, regardless of the reason for such termination.

21. Section 409A. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to Executive of the applicable provision; provided that nothing herein shall require the Company to provide Executive with any gross-up for any tax, interest or penalty incurred by Executive under Section 409A of the Code. Furthermore, notwithstanding anything herein to the contrary, no payment or benefit payable under this Agreement shall be required to be paid or provided in calendar year 2008 if the payment of such payment or benefit would constitute an impermissible acceleration under Section 409A of the Code and the transition guidance thereunder and such payment shall instead be paid on January 1, 2009, without interest.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KINDRED HEALTHCARE OPERATING, INC.

By:	/s/ Paul J. Diaz
Paul J. Diaz
President and Chief Executive Officer

Solely for the purpose of Section 7 and Section 9

KINDRED HEALTHCARE, INC.

By:	/s/ Paul J. Diaz
Paul J. Diaz
President and Chief Executive Officer

/s/ Frank J. Battafarano
FRANK J. BATTAFARANO